EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parent	Subsidiary	Percent of Ownership	State of Incorporation or Organization of Parent/Subsidiary

Hudson River Bancorp, Inc.	Hudson River Bank & Trust Company	100%	Delaware/NewYork

Hudson River Bancorp, Inc.	C. W. Bostwick, Inc.	76.3%	Delaware/NewYork

Hudson River Bank & Trust Company	Hudson City Associates, Inc.	100%	New York

Hudson River Bank & Trust Company	Hudson River Mortgage Corporation	100%	New York

Hudson River Bank & Trust Company	Hudson River Funding Corp.	99.9%	New York

Hudson River Bank & Trust Company	Hudson City Centre, Inc.	100%	New York

Hudson River Bank & Trust Company	Hudson River Financial Management, Inc.	100%	New York

Hudson River Bank & Trust Company	HRBT Services Corp.	100%	New York

Hudson River Bank & Trust Company	Hudson River Commercial Bank	100%	New York